Exhibit 10.19

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into by and between Univision Communications Inc. (“Company”) and Peter Lori (“Employee”), effective as of May 4, 2015.

RECITALS

WHEREAS, Company and Employee entered into that certain Employment Agreement, dated as of March 10, 2014 (the “Original Agreement”), pursuant to which Employee served as EVP of Finance and Chief Financial Officer; and

WHEREAS, Company and Employee desire to amend the Original Agreement on the terms set forth herein, and following execution, this Agreement shall supersede the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Employee and Company agree as follows:

1. Definitions/Interpretation. The terms and conditions of Sections 1-10 (the “Express Terms and Conditions”), together with the “Standard Terms and Conditions” attached hereto and incorporated herein by reference, are collectively referred to as the “Agreement.” All capitalized terms in the Agreement have the meaning set forth in the Express Terms and Conditions, except as otherwise specifically defined in the Standard Terms and Conditions. In the event of a conflict, the Express Terms and Conditions will prevail over the Standard Terms and Conditions. All references to “Section” are Sections of the Standard Terms and Conditions unless expressly stated otherwise.

2. Employment/Term. On the terms and subject to the conditions set forth in this Agreement, Company hereby continues to employ Employee and Employee hereby accepts such continued employment for an initial period commencing on May 4, 2015, and ending on December 31, 2018, unless terminated earlier in accordance with this Agreement (the “Initial Term”), subject to extension pursuant to Section 3 of the Standard Terms and Conditions.

3. Base Salary. In consideration of all services rendered by Employee under this Agreement, effective as of May 4, 2015, Company shall pay Employee a base salary (the “Base Salary”) at the annualized rate of Seven Hundred Thousand Dollars ($700,000) during Employee’s employment. The Base Salary will be paid in accordance with Company’s customary payroll practices, which may change from time to time in Company’s sole discretion. Employee’s Base Salary will be reviewed periodically and may be increased in Company’s sole discretion.

4. Duties. Employee will perform the duties and responsibilities and render services in the capacity of EVP, Deputy Chief Financial Officer and Chief Accounting Officer. Employee will report to the Chief Financial Officer of the Company. Employee will observe and comply with all rules, regulations, policies, orders and directions, whether oral or written, as Company may prescribe from time to time (“Company’s Policies”).

5. Target Incentive Compensation Bonus. Employee will be eligible for annual target incentive compensation (“TIC”) of up to 100% of his Base Salary. The TIC will be based upon a review of Employee’s performance and the results of the Company in the sole and absolute discretion of Company. The TIC, if any, shall be earned and paid pursuant to Company Policies.

6. Benefits. Company will provide to Employee all insurance and other benefits that Company provides to employees of Company generally (the “Benefits”); subject, however, to Employee’s eligibility to participate in such Benefits under Company’s Policies.

7. Business Expenses. Company will reimburse Employee for all reasonable and necessary business expenditures incurred and submitted for reimbursement by Employee in accordance with Company’s Policies.

8. Place of Employment. Employee’s principal place of employment will be in Teaneck, New Jersey, or at such other place as may be mutually determined by Company and Employee. Notwithstanding the foregoing, Employee will engage in temporary travel as Company may reasonably request or as may be required to carry out Employee’s duties and responsibilities hereunder.

9. Change of Control. In the event of a Change of Control Termination, the amount payable under Section 2(b) of the Standard Terms and Conditions below (other than Accrued Benefits) will be increased to two (2) years and be payable on the same basis as the amount set forth in Section 2(b) over twelve (12) months; provided, that if the Change in Control Termination occurs within the six (6) month period prior to a Change of Control, then within thirty (30) days following the Change of Control, Employee shall receive the additional severance amount that Employee shall be entitled to receive pursuant to this Section 9 payable over the remainder of the twelve (12) month period following the date of Employee’s termination of employment. For purposes of this Agreement, “Change of Control Termination” shall mean a termination of Employee’s employment without Cause or for Good Reason pursuant to Section 2(a)(4) of the Standard Terms and Conditions either (a) within the six (6) month period prior to a Change of Control if it is reasonably demonstrated by Employee that such termination was requested by a third party that effectuates the Change of Control (and such transaction is actually consummated) and (b) within twelve months (12 months) following the consummation of a Change of Control. For purposes of this Agreement, “Change of Control” shall mean a “Change of Control” as defined in the Broadcasting Media Partners, Inc. 2010 Equity Incentive Plan, as may be amended from time to time; provided, that if and to the extent payment of the amounts set forth in this Section 2(b) would otherwise result in a failure to comply with Code Section 409A, a “Change of Control” shall not be deemed to have occurred unless the events that have occurred will also constitute a “change in ownership or effective control, or a change in the ownership of a substantial portion of the assets” of Company under Treasury Regulation 1.409A-3(i)(5), or any successor provision.

10. Non-Extension. In the event Company elects not to extend this Agreement at the expiration of the Initial Term or any extension thereof by providing notice pursuant to Section 3 of the Standard Terms and Conditions and the Employee’s employment with the Company terminates at the expiration of the Employment Period then in effect, the parties agree that any Non-Extension Notice (as defined in the Standard Terms and Conditions) delivered by Company shall be treated as a termination of Employee without Cause at the expiration of the Employment Period then in effect and will be governed by Section 2(b) of the Standard Terms and Conditions below.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.

Estoy consciente de que independientemente que las pláticas y negociaciones relacionadas con el presente Contrato se hayan sostenido en el idioma español, la relación entre las partes se regirá únicamente por este Contrato escrito en el idioma inglés, y que es mi estricta responsabilidad el entender lo que estoy firmando.

I understand that whether or not the discussions and negotiations relating to this Agreement have been conducted in Spanish, the relationship between the parties will be governed only by this Agreement written in English, and that it is my responsibility to understand what I am signing.

UNIVISION COMMUNICATIONS INC.

By:	/s/ Francisco J. Lopez-Balboa
Francisco J. Lopez-Balboa
EVP, Chief Financial Officer

Dated:	10-7-15

/s/ Peter Lori
Peter Lori

Dated: 10-7-15

STANDARD TERMS AND CONDITIONS

1. Exclusivity of Services.

(a) Full Time. Employee will render services solely and exclusively (subject to clause (b) below) for Company and devote Employee’s full business time, energy and ability to Company and faithfully and diligently promote the business affairs and interests of Company.

(b) Prohibited Activities. Without the prior express written consent of Company, which consent may be withheld or rescinded at any time in the sole discretion of Company, Employee will not, directly or indirectly, either individually or as an employee, agent, partner, joint venturer, shareholder, consultant, officer, director or in any other capacity: (i) render services to any other person or entity, except to a charitable organization for no consideration and then only to the extent it does not interfere with the business interests of Company and the performance by Employee of Employee’s obligations under this Agreement and does not have the effect of negatively impacting the reputation of Company or Employee; or (ii) participate, engage in or have any financial or other interest in any business that is competitive in any manner whatsoever with any business in which Company or any of its affiliates is now or may hereafter become engaged. The foregoing prohibition does not include ownership by Employee of less than five percent (5%) of the outstanding shares of any publicly-traded entity, provided that Employee does not otherwise participate in such entity as a director, officer, employee or in any other capacity.

(c) No Commitments. Employee represents and warrants to Company that Employee has no outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered by Employee hereunder.

(d) No Obligation to Use Services. Throughout the Employment Period (as defined in Section 3(a) below), Employee shall remain ready, willing and able to provide all services contemplated hereunder, but Company will have no obligation to actually make use of Employee’s services. In the event Company elects not to make use of Employee’s services, Company’s only obligation will be to continue to pay Employee’s Base Salary and provide Employee Benefits during the Employment Period, unless earlier terminated as provided herein. A decision by Company not to make use of Employee’s services during all or any portion of the Employment Period shall not give rise to any claim against Company for breach of any express or implied duty or obligation, or any claim against Company for any damages whatsoever; provided, however, Employee shall be permitted to resign for Good Reason in accordance with Section 2(a)(4) in the event Company decides not to make use of Employee’s services during the Employment Period, following which the provisions of Section 2(b) shall apply.

2. Termination.

(a) Events. This Agreement and Employee’s employment by Company will terminate on the earlier of (i) the expiration of the Employment Period, or (ii) the first to occur of any of the following:

(1) Disability.

(i) Failure to Render Service. In the event Employee fails for a period of one hundred eighty (180) business days, either consecutively or in the aggregate during any twelve (12) -month period, as a result of illness, incapacity, Disability, injury, or by reason of any statute, law, ordinance, regulation, order, judgment or decree, to render the services contemplated by this Agreement, Company, by written notice to Employee, may terminate Employee’s employment.

(ii) Disability Defined. “Disability” shall for purposes of this Agreement mean a physical or mental condition that substantially limits a major life activity and that renders Employee unable to perform the essential functions of Employee’s position, even with such reasonable accommodation by Company that does not impose an undue hardship on Company. Company reserves the right, in good faith, to make the determination of Disability under this Agreement based on information supplied by Employee’s medical personnel, as well as information from medical personnel selected by Company or its insurers.

(2) Death. Employee’s employment shall automatically terminate upon the death of Employee.

(3) For Cause. Company may terminate Employee’s employment at any time, upon written notice, for Cause. For purposes of this Agreement the term “Cause” shall mean: (a) Employee’s willful failure to perform the services hereunder or to follow the lawful direction of the CFO or any other more senior officer which is not cured within ten (10) days of written notice thereof; (b) Employee’s indictment for, conviction of (or pleading guilty or nolo contendere in respect of) a felony or any lesser offense involving dishonesty, fraud or moral turpitude; (c) willful misconduct or material breach of Company’s Code of Conduct or similar written policies, with regard to Company, any of its affiliates, or any employees, officers or directors thereof, in connection with performance of Employee’s duties, including theft, fraud, dishonesty or breach of fiduciary duty with regard to Company or its affiliates or in connection with Employee’s duties; (d) willful misconduct unrelated to Company or its affiliates having, or likely to have, a material negative impact on Company (economically or reputation-wise); or (e) material breach by Employee of any of the provisions of this Agreement which (if curable) is not cured within ten (10) days of written notice. Termination of Employee’s employment under this Section 2(a)(3) will not limit Company’s rights and remedies against Employee under this Agreement, at law or in equity.

(4) By Company Without Cause; By Employee For Good Reason. Company, in its sole and absolute discretion, may terminate Employee’s employment at any time without Cause and upon written notice, subject to subsection (b) below. Employee may resign his employment for Good Reason at any time as provided herein. For purposes of this Agreement, “Good Reason” shall mean, without Employee’s prior written consent: (i) a material diminution in Employee’s responsibilities, authorities, duties or reporting lines; (ii) any material reduction in Employee’s Base Salary or TIC (as a percentage of Base Salary); (iii) relocation of Employee’s principal work location to a location that is 50 miles or more from Employee’s current office in Teaneck, New Jersey or from Company’s headquarters in New York, NY; or (iv) any material breach by Company of this Agreement; provided, however, that in each case, any resignation for Good Reason requires notice by Employee to Company within sixty (60) days of the initial occurrence of such Good Reason event stating such specific facts and circumstances and Company shall have the opportunity to cure such circumstances (if curable) within thirty (30) days of receipt of such notice. Good Reason shall not exist hereunder unless and until the thirty (30) -day cure period following receipt by Company of Employee’s written notice expires and Company shall not have cured such circumstances, and in such case Employee’s employment shall terminate for Good Reason on the day following expiration of such thirty (30) -day cure period.

(5) By Employee Without Good Reason. Employee may resign his employment without Good Reason on not less than sixty (60) days’ advance written notice to Company, subject to subsection (b) below.

(b) Effect. Effective as of the date of the termination of Employee’s employment pursuant to this Section 2, Employee’s right to receive any payments under this Agreement will cease; provided, however, upon any termination of Employment, Company shall pay Employee the following amounts: (i) accrued but unpaid Base Salary through the date of termination, paid in accordance with normal payroll practices; (ii) reimbursement for unreimbursed business expenses incurred through the date of termination, paid in accordance with normal payroll practices; (iii) any accrued amounts or benefits due to Employee under any benefit plan or equity plan, program or arrangement or payroll practice in accordance with the terms of such plan, program, arrangement or payroll practice; and (iv) except if Employee’s employment is terminated pursuant to Section 2(a)(3) or Section 2(a)(5), (x) any earned but unpaid annual bonus for the year preceding the year of termination, payable when such bonus is paid to active employees and (y) a pro-rata bonus for the year of termination, which shall be equal to the annual bonus Employee otherwise would have been entitled to receive had he remained employed for the applicable performance period, subject to achievement of the applicable performance goals based on actual full-year performance, multiplied by a fraction, the numerator of which is the number of days Employee was employed by the Company during the performance period and the denominator of which is 365, paid when such bonuses are paid to active employees (collectively, the “Accrued Benefits”). Notwithstanding the foregoing, in the event Employee’s employment is terminated by Company without Cause or Employee resigns for Good Reason pursuant to Section 2(a)(4), and subject to Employee’s compliance with the conditions of Sections 2(c), 4 and 6(j) and execution, delivery and non-revocation within sixty (60) days following such termination of a full and general release of all claims, including but not limited to all claims in connection with Employee’s employment or the termination thereof, in the form attached hereto as Exhibit A, Company will, in its sole discretion, elect one of the following options at the time of termination: (A) Company will pay the Employee an amount equal to eighteen (18) months of his Base Salary payable over the twelve (12) month period following the date of termination, in substantially equal installments in accordance with Company’s customary payroll practices for Base Salary, during which time, Employee will be required to comply with Employee’s obligations under Section 4(b)(2) (the Cooling-Off Period), and Employee will be required to certify such compliance in writing on a monthly basis; or (B) Employee may request that Company waive the Cooling-Off Period, which decision to waive shall be in Company’s sole discretion, and if Company does waive the Cooling Off Period, Company will continue to pay Employee’s Base Salary as described above until the earlier of (x) twelve (12) months after the date of termination or (y) until Employee finds alternative employment with an employer that competes with the Business, whichever is shorter (Employee will be required to immediately notify Company when he obtains alternative employment that competes with the Business and the date such employment will commence; prior to that time, Employee will be required to certify in writing on a monthly basis that he did not secure alternative employment that competes with the Business); provided that, in either scenario (A) or (B), in the case of amounts in excess of the Separation Pay Limit (as defined in Section 6(j)(2) hereof), to the extent that the Separation Pay Limit is applicable and the “short-term deferral” exception under Code Section 409A is not applicable, the first payment shall not be made prior to the sixtieth (60th) day following such termination and such payment shall include any amounts that would otherwise be due prior thereto (and which has not previously been paid) and in such cases, not until the general release is executed, delivered and effective. Such payments will be in lieu of all other rights of Employee under this Agreement, at law or in equity, except as provided in the first sentence of this Section 2(b). Other than the Cooling-Off Period, if applicable, this paragraph is not intended to limit, eliminate, or affect Employee’s legal or contractual post-termination obligations to Company.

(c) Post Termination Conditions. Upon termination of Employee’s employment, Employee will cooperate with and provide reasonable assistance to Company regarding any litigation, contract negotiation, or other matter related to Employee’s employment with Company in which the benefit of Employee’s knowledge or expertise may be requested by Company, including, without limitation, assisting Company, at Company’s request, in the preparation of litigation (including testifying). To the extent reasonably feasible, any such cooperation shall be coordinated with Employee’s other obligations and Employee’s travel will be limited. Company shall reimburse Employee for Employee’s reasonable out of pocket costs and expenses incurred in connection with Employee’s cooperation within thirty (30) days of Employee’s submission of reasonably satisfactory documentation of such costs and expenses.

3. Extension.

On December 31, 2018 and on each anniversary thereof, the term of employment under this Agreement shall be automatically extended for an additional twelve (12) -month period (the Initial Term, together with any extension, the “Employment Period”). Either Company or Employee may elect to terminate any automatic extension of the Employment Period by giving written notice of such election to the other party no less than one hundred eighty (180) days prior to the end of the then current Employment Period (the “Non-Extension Notice”). In the event Employee continues in employment after the expiration of the Employment Period, such employment shall be “at will” employment and may be terminated at any time by either party on written notice. The Employee acknowledges and agrees that Section 4 shall continue to apply following the expiration of the Employment Period.

4. Confidentiality/Trade Secrets/Unfair Competition; Competitive Activities; Proprietary Rights.

(a) Confidentiality/Trade Secrets/Unfair Competition.

(1) Defined. In the performance of Employee’s duties, Employee will have access to, receive and be entrusted with trade secrets and other confidential information, included but not limited to information regarding marketing, sales, finances, management, administration, production, distribution, customer lists, pricing, plans, processes, and specifications, which are presently owned, or at any time in the future may be developed and owned by Company or its affiliates or its or their agents or consultants, which are actually or may potentially be used in the operation of Company’s business, or obtained from third parties under an agreement of confidentiality, and which is not otherwise part of the public domain (collectively the “Confidential Material”).

(2) Prohibitions. Employee acknowledges and agrees that all Confidential Material is considered secret and is made available to Employee in strictest confidence. Except in the performance of Employee’s duties or as may be required by applicable law, Employee shall not, directly or indirectly for any reason whatsoever, disclose, duplicate or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Employee) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, and all copies thereof, wherever located, relating in any way to the Confidential Material or otherwise to Company’s business, which Employee prepares, uses or encounters, shall be and remain Company’s sole and exclusive property and shall be included in the Confidential Material.

(3) Delivery. Upon termination of this Agreement by any means, or whenever requested by Company, Employee shall promptly deliver to Company any and all of the Confidential Material, and all copies thereof, not previously delivered to Company, that may be or at any previous time has been in Employee’s possession or under Employee’s control; provided, however, following Employee’s termination of employment for any reason, Employee shall be permitted to retain his personal address book to the extent it contains only contact information. In addition, following Employee’s termination of employment for any reason, Company will cooperate with Employee to transfer to Employee any cell phone number being used by Employee. Employee hereby acknowledges that the sale or unauthorized use, duplication or disclosure of any Confidential Material by any means whatsoever and any time before, during or after employment with Company shall constitute a material breach of this Agreement and unfair competition; and Employee agrees not to engage in unfair competition either during the time employed by Company or at any time thereafter in perpetuity.

(b) Competitive Activities.

(1) Solicitation. Employee covenants and agrees that during the Employment Period, except in the good faith performance of Employee’s duties for Company, and for a period of one (1) year after the date of termination of Employee’s employment, Employee shall not directly or indirectly, influence or attempt to influence or solicit any existing (at the time of Employee’s termination) or prospective (known by Employee to be targeted at the time of his/her termination or where the relationship is created after termination, but during the non-solicitation period) customers, employees, performers or independent contractors of Company or any of its affiliates to restrict, reduce, sever or otherwise alter their relationship or prospective relationship with Company or such affiliates; provided, however, the foregoing shall not be violated by (x) following Employee’s termination of employment, Employee serving solely as a reference for an employee of the Company or (y) general advertising or general solicitation for employment not specifically directed at the Company’s employees. Notwithstanding the proviso in the previous sentence, the Employee may not directly or indirectly hire or influence the hiring of, other than through the provision of a standard reference, any existing employees (at the time of Employee’s termination) or prospective employees (known by Employee to be targeted at the time of his/her termination or where the employment relationship is created after termination, but during the non-solicitation period) who respond to such general advertising or general solicitation by the Employee or any company with which the Employee is affiliated for the non-solicitation period.

(2) Cooling-Off. Employee further covenants and agrees that if Employee’s employment is terminated prior to the expiration of the Employment Period or upon delivery by the Company of a Non-Extension Notice pursuant to which the Employee is entitled to receive severance under Section 2(b) of the Standard Terms and Conditions, for a period of one (1) year after the date of termination (the “Cooling-Off Period”), Employee will not directly or indirectly engage in the “Business” (as defined at the end of this Section 4(b)(2)) in the United States and Puerto Rico and any other country in which Company or any of its affiliates engages in such Business (whether alone, as a partner, joint venturer, officer, director, employee, consultant or investor of any other entity), including but not limited to any activity that is competitive with or adverse to such business or that involves (x) representing, as talent agent or otherwise, any performer or celebrity, (y) the production of advertising, news or programming of any kind or the distribution or transmission of any such advertising, news or programming wherever produced, or (z) the advertising, marketing, telemarketing or sale of any product, institution or service. Employee also covenants and agrees that during the Cooling-Off Period Employee will not (other than in the performance of Employee’s duties under this Agreement) join or participate with any person who is, or hereafter at any time is, engaged by Company or any of its affiliates as an officer, performer or independent contractor in the conduct of any business, corporation, partnership, firm or enterprise competing with the business of Company or any of its affiliates. For purposes of this subsection, “Business” means any and all forms of media, communication and entertainment, including, without limitation, television, radio, the internet (including e-services and e-commerce), music, movies, theater, print and visual/audio entertainment via all methods of delivery whether now known or hereafter developed or conceived.

(c) Copyrights and Other Intellectual and Industrial Property Rights.

(1) Copyrights: Works Made For Hire. Employee acknowledges and agrees that Employee is Company’s employee “for hire.” In this regard, Company, and not Employee, is the sole and exclusive owner of the rights to the fruit, proceeds and work product of Employee, including, but not limited to, scripts, artwork, software programs, lay-outs, story boards, characters, stage-names, slogans, designs, sales presentations, etc., created, written, developed, furnished, produced, disclosed or acquired by Employee, alone or in collaboration with others, during Employee’s employment by Company (collectively the “Work Product”). Employee further acknowledges and agrees that the Work Product constitutes “work made for hire” as such term is defined in Section 101 of the U.S. Copyright Act of 1976 (17 U.S.C. §101), as amended, such that all copyrights in and to the Work Product, in any and all media and through all forms of communication or transmission, whether presently known or hereafter developed, are the exclusive property of Company. If, for any reason, the Work Product or any portion thereof does not qualify as “work made for hire,” Employee is deemed to have hereby irrevocably sold, assigned and transferred to Company all copyrights in and to the Work Product or applicable portion thereof, exclusively, in perpetuity and throughout the universe.

(2) Post Termination Intellectual or Industrial Property Rights. Without limitation to subparagraph 4(c)(1) above, Employee further acknowledges and agrees that any work or material (whether protectable under patent, trademark, copyright, trade secret, or otherwise) conceived, discovered, created, or made by Employee, alone or in collaboration with others, within one (1) year after the termination of Employee’s employment by Company for any reason, which is derivative from Employee’s work for Company during his/her employment with Company, or that results from Employee’s use of any Company property (including, without limitation, any Company trade secret or confidential information that Employee acquired during or by reason of his/her employment with Company), is hereby deemed conclusively by the parties to constitute “Work Product” for the purposes of this Section 4(c) and will belong to Company as its sole and exclusive property, and is hereby irrevocably assigned by Employee to Company, exclusively, in perpetuity and throughout the universe. For the avoidance of doubt, Company will not be barred from claiming infringement of its intellectual property rights by Employee or Employee’s then-current employer merely by the passage of the one (1) year period mentioned above. Employee shall promptly and fully disclose the underlying basis for all such patent, trademark, trade secret or other intellectual or industrial property to Company and shall cooperate with Company in perfecting its ownership rights therein and thereto.

(3) Moral Rights. Employee hereby irrevocably assigns and transfers to Company, exclusively, in perpetuity and throughout the world, any and all Moral Rights (as defined below) that Employee may have in or to the Work Product under the laws of any country or jurisdiction in the world. To the extent any such rights cannot be assigned to Company, Employee hereby irrevocably waives in perpetuity and agrees never to assert such rights against Company or its affiliates, partners or licensees. In the event any such rights cannot be assigned to Company or waived by Employee, Employee hereby irrevocably grants to Company an exclusive, worldwide, royalty-free, perpetual license, with the right to sublicense to others, to exploit such rights in any manner and for any purpose whatsoever. As used herein, the term “Moral Rights” shall mean the rights to (a) divulge a work to the public, (b) retract a work from the public, (c) claim authorship of a work, and (d) prevent any distortion, mutilation, or other modification of a work; the term shall include any and all similar rights existing under the laws of any country or jurisdiction in the world, or under any international treaties, regardless of whether such rights are generally referred to as “moral rights.”

5. Conflicts of Interest. Employee represents and warrants that Employee is familiar with the provisions of Sections 317 and 507 of the Communications Act of 1934, as amended, recognizes Employee’s responsibilities and personal liabilities thereunder, and will fully comply with those provisions during the Employment Period. Specifically, Employee will not, without the prior knowledge and written consent of Company in each instance: (a) engage in any business or economic activity that would create a conflict of interest in the selection of broadcast matter; (b) accept any favors, loans, entertainment or anything of value from persons seeking the airing of any matter in return therefor; or (c) promote over the air any activity or matter in which Employee or any affiliate of Employee has a direct or indirect financial interest. Employee will provide Company with such information and execute such certifications as Company may from time to time reasonably require to enable Company to discharge its obligations under the above-referenced statutory provisions.

6. Miscellaneous.

(a) Succession. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns. The obligations and duties of Employee hereunder are personal and not assignable. The Company may assign its rights and obligations to any successor or affiliate of the Company without the consent of the Employee.

(b) Notices. Any notice provided for in this Agreement shall be in writing and sent:

If to Company to:

Univision Communications Inc.

605 Third Avenue, 12th Floor

New York, New York 10158

Attention: General Counsel

With copies to:

Arya Towfighi, SVP/Assistant General Counsel – Head of Litigation

Univision Communications Inc.

5999 Center Drive

Los Angeles, California 90045-0073

Fax: (310) 348-3679

and

Michael Pustizzi, Vice President Human Resources

Univision Communications Inc.

9405 NW 41st Street

Miami, Florida 33178

or at such other address as Company may from time to time in writing designate; and, if to Employee, at such address as Employee may from time to time in writing designate (or Employee’s business address of record in the absence of such designation). All notices will be deemed to have been given immediately if communicated by telecopy or facsimile transmission, and two (2) business days after they have been deposited, in the United States mail, certified, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notice (or on the date the return receipt is signed, if later than two (2) business days).

(c) Entire Agreement. This instrument constitutes and contains the entire agreement and final understanding concerning Employee’s employment and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement, and supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, warranty, covenant or agreement not specifically included in this Agreement will not be binding upon or enforceable against either party. This is a fully-integrated agreement. No amendment or modification of the terms of this Agreement will be valid unless made in writing and signed by Employee and Company.

(d) Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof or of any other right, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

(e) Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed in such State and without regard to conflicts of law doctrines, except to the extent that federal law preempts certain matters.

(f) Severability. If this Agreement for any reason is or becomes unenforceable in any material respect by any party, it shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of the Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law. In the event that any portion of the second paragraph of Section 1 or any portion of Section 4 of these Standard Terms and Conditions is more restrictive than permitted by applicable law, such provisions shall be deemed and construed as limited to the extent, but only to the minimum extent, necessary to permit their enforcement under such law. In particular, the parties acknowledge that the duration and geographic scope of such provisions may be so limited to permit the greatest possible enforcement thereof.

(g) Withholding. All compensation payable hereunder shall be subject to applicable taxes, withholding, premium charges, co-payment of benefits, self-insured retentions and other normal deductions.

(h) Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights at law or in equity existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for certain breaches of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Such injunctive relief shall be available without the posting of any bond or other security. In this connection, the parties agree that the services to be rendered by Employee under this Agreement are of a special, unique and extraordinary nature, which gives them a peculiar value and that a breach by Employee will cause Company great and irreparable injury and harm.

(i) Survival. The provisions of Sections 2(b)(c), 3(d), 4(a)(b)(c), and 6(d)(e)(f)(h)(i)(j) will survive the expiration or earlier termination of this Agreement.

(j) Code Section 409A.

(1) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Employee acknowledges that under the tax laws, Employee and not the Company is liable for any additional tax, interest or penalties that may be imposed under Code Section 409A.

(2) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In the event that as a result of an earlier absence because of mental or physical incapacity Employee incurs a “separation from service,” Employee shall on such date automatically be terminated from employment as a Disability termination. If Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (ii) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6(j)(2) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this Agreement, the term “Separation Pay Limit” shall mean, two (2) times the lesser of (i) Employee’s annualized compensation based on Employee’s annual rate of pay for the taxable year of Employee preceding the taxable year in which Employee has a “separation from service,” and (ii) the maximum amount that may be taken into account under a tax qualified plan pursuant to Internal Revenue Code Section 401(a)(17) for the year in which Employee incurs a “separation from service.”

(3) (i) All expenses or other reimbursements as provided herein shall be payable in accordance with Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(4) For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Company.

(k) Legal Fees. The Company will reimburse Employee for up to $25,000 in the aggregate for legal fees incurred by Employee in connection with the negotiation of this Agreement. The Company will reimburse Employee’s legal fees within thirty (30) days of Employee’s submission of reasonably satisfactory documentation of such fees.

(l) Indemnification Agreement. A copy of Company’s Indemnification Agreement with Employee is attached hereto as Exhibit B.

EXHIBIT A

GENERAL RELEASE OF CLAIMS

A general release is required as a condition for receiving the severance payments and benefits described in Section 2(b) of the Amended and Restated Employment Agreement, by and between Univision Communications Inc., a Delaware corporation (“Company”) and Peter Lori, effective as May 4, 2015 (the “Employment Agreement”).

(1) General. By executing this General Release (“General Release”), you have advised us that you waive any and all claims against the Company, and its subsidiaries and affiliated or related entities, and any and all of their respective predecessors, successors, assigns and employee benefit plans, and in such capacities their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives (collectively, the “Releasees”) and by execution of this General Release you irrevocably and unconditionally release and forever discharge any such claims except as provided in Paragraph 3(d) below.

(2) Acknowledgment. You hereby agree and acknowledge that the severance pay and benefits under Section 6 of the Employment Agreement exceed any payment, benefit or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company or its Affiliates (as defined in the Employment Agreement) or pursuant to any prior agreement or contract with the Company or its Affiliates.

(3) Release.

(a) You understand and agree that this General Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees related to the Company and its subsidiaries and affiliates or related entities, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Releasees and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act, Sections 503 and 504 of the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Law, the New York Executive Law, the New York Labor Law, the New York City Administrative Code and any other local, state or federal fair employment laws, and any contract or tort claims.

(b) It is further understood and agreed that you are waiving any right to initiate an action in state or federal court by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination of employment from the Company that are released hereby. It is also acknowledged that your termination is not in any way related to any work related injury.

(c) This General Release will not prevent you from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by you for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) shall be barred.

(d) The sole exceptions to this General Release are: (i) retirement benefits accrued and vested prior to the effective date of your employment termination, (ii) documented, accrued and unpaid wages, benefits and expense reimbursement owing for the period through the effective date of your employment termination, (iii) the accrued and unpaid welfare benefit claims incurred prior to your employment termination, (iv) the benefits specifically provided in Section 6 of the Employment Agreement, (v) treatment of your equity awards as provided in the applicable equity plan or award agreement, (vi) any right to indemnification under applicable corporate law, the Employment Agreement, the by-laws or certificate of incorporation of the Company or any Affiliate, any agreement between you and the Company or any Affiliate or any Company benefit plan and (vii) any rights as an insured under any director’s and officer’s liability insurance policy.

(4) Releasors. This General Release is being made by you for yourself and on behalf of your heirs, executors, administrators, dependents, trustees, legal representatives and Assigns.

(5) Restrictive Covenants. You hereby agree that you are still subject to the obligations under Section 8 of the Employment Agreement and such Section 8 and Section 9 of the Employment Agreement shall survive your termination of employment with the Company.

(6) Enforceability. Based on executing this General Release, it is further understood and agreed that you covenant not to sue to challenge the enforceability of this General Release.

(7) Consideration Period. The ability to receive compensation and benefits under the terms of the Employment Agreement, as applicable, will remain open for a forty-five (45) (45 days if part of a layoff of two or more individuals) or twenty-one (21) (21 days if a single termination) day period after the later of your termination of employment with the Company and the delivery of this General Release to give you an opportunity to consider the effect of this General Release. At your option, you may elect to execute this General Release on an earlier date. Additionally, you have seven (7) days after the date you execute this General Release to revoke it. As a result, this General Release will not be effective until eight (8) days after you execute it. We also want to advise you of your right to consult with legal counsel prior to executing a copy of this General Release.

You understand that your notice rescinding this General Release must be in writing and hand-delivered or mailed to the Company. If mailed, your notice rescinding this General Release must be:

A.	Postmarked within seven (7) days after you sign and deliver this General Release to the Company;

B.	Properly addressed to:

Univision Communications Inc.

605 Third Avenue

New York, NY 10158

Attn: Office of the General Counsel—Employment

And

C.	Sent by certified mail, return receipt requested, postage pre-paid.

(8) Severability. If any provision of this General Release is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provision. On the contrary, such remaining provisions shall be fully severable, and this General Release shall be construed and enforced as if such invalid provisions never had been inserted in the General Release.

(9) Entire Agreement. This General Release sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to the subject matters contained herein and is legally binding and enforceable. This General Release may not be modified except by a written document, signed by you and by a duly authorized corporate officer of the Company.

(10) Governing Law. This General Release shall be governed and interpreted under federal law and the laws of the State of New York without regard to principles of conflict of laws.

FINALLY, THIS IS TO EXPRESSLY ACKNOWLEDGE:

•	You have received a list of the ages and job descriptions of the individuals who are eligible to receive severance payments conditioned upon the signing of a similar General Release. (This bullet point only applies if the termination is part of a termination of layoff of a group. Otherwise the Company is not required to give a list of such ages and job descriptions.)

•	You have been provided a period of at least [twenty-one (21) days/forty-five (45) days] within which to consider the terms of this General Release;

•	You have been advised by the Company to consult with an attorney of your choosing in connection with this General Release;

•	You fully understand the significance of all of the terms and conditions of this General Release, and are signing this General Release voluntarily and of your own free will and without reservation or duress and assent to all the terms and conditions contained herein; and

•	No promises or representations, written or oral, have been made to you by any person to induce you to sign this General Release other than the promise of payment set forth in Section 2(b) of the Employment Agreement.

I HEREBY STATE THAT I HAVE CAREFULLY READ THIS GENERAL RELEASE AND THAT I AM SIGNING THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY WITH THE FULL INTENT OF RELEASING THE RELEASEES FROM ANY AND ALL CLAIMS, EXCEPT AS SET FORTH HEREIN. FURTHER, IF SIGNED PRIOR TO THE COMPLETION OF THE FORTY-FIVE (45) OR TWENTY-ONE (21) DAY REVIEW PERIOD, THIS IS TO ACKNOWLEDGE THAT I KNOWINGLY AND VOLUNTARILY SIGNED THIS GENERAL RELEASE ON AN EARLIER DATE.

Date:	PETER LORI:

Please return this fully executed General Release to the address set forth below:

Univision Communications Inc.

605 Third Avenue

New York, NY 10158

Attn: Office of the General Counsel—Employment